July 7, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:      Cenuco, Inc.
File Reference No. 33-25900

We were previously the independent registered public accounting firm for Cenuco, Inc. and under the date of September 15, 2004, we reported on the consolidated financial statements of Cenuco, Inc. and Subsidiaries as of June 30, 2004 and for the year then ended. On July 5, 2005, we were dismissed as the independent registered public accounting firm. We have read Cenuco, Inc.’s statements included in Item 4.01 as it pertains to Salberg & Company, P.A. on the Form 8-K dated July 5, 2005 of Cenuco, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,

SALBERG & COMPANY, P.A.

/s/ Scott D. Salberg, CPA, CVA

For the Firm